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                                                                    EXHIBIT 99.1

Contacts:         Dennis Beal, Chief Financial Officer
                  Corinthian Colleges, Inc.
                  714.427.3000

                  Investor Relations:
                  Cecilia Wilkinson/Julie MacMedan
                  PondelWilkinson MS&L
                  310.207.9300

                                                           FOR IMMEDIATE RELEASE

                         CORINTHIAN COLLEGES TO ACQUIRE
                WYOMING TECHNICAL INSTITUTE AND ITS TWO CAMPUSES
  -- Schools Offer Attractive Technical Curriculum in Fast-Growing Industry --

         Santa Ana, California - April 10, 2002 - Corinthian Colleges, Inc. (Nasdaq:COCO), today announced that it has signed an agreement to acquire all of the outstanding stock of Wyo-Tech Acquisition Corp. which operates two campuses under the Wyoming Technical Institute (WyoTech) name in Laramie, Wyoming and Blairsville, Pennsylvania.

         Corinthian expects to complete the purchase of these schools on July 1, 2002, subject to the satisfaction of certain conditions to closing, including, but not limited to, the receipt of applicable regulatory approvals, and the expiration or termination of the waiting period under the Hart-Scott-Rodino Anti-Trust Improvements Act.

         David G. Moore, Corinthian's chairman, president and chief executive officer, said, "As we have previously stated, we continue to explore the demands for new vertical markets. Since forming Corinthian, we have planned to build a technology division to complement our thriving Corinthian Schools, Inc. and Rhodes Colleges, Inc. divisions. The acquisition of WyoTech and its two campuses creates the platform to build this technology division. Consistent with this strategy, we plan to centralize our existing technology campuses within the new division to better serve this large and fast growing market."

         WyoTech was founded in 1966, is accredited by the Accrediting Commission of Career Schools and Colleges of Technology (ACCSCT) and offers diploma and degree programs in Automotive Technology, Diesel Technology, Applied Service Management, and Collision/Refinishing. In 1998, automotive technicians held approximately 790,000 jobs. The Bureau of Labor Statistics (BLS) forecasts a 16.7% increase in this number to approximately 922,000 by 2008. Additionally, demand for new automotive technicians will also be fueled by the high turnover within this industry. According to the BLS, approximately 127,000 automotive technicians leave the industry annually for a variety of reasons.

                                     (more)

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Corinthian Colleges, Inc.
2-2-2

         "WyoTech has tremendous curricula and an excellent reputation in the highly desirable automotive and diesel skilled technician fields and we are excited about the opportunity to build our technology division supported by the management team at WyoTech," Moore said. "WyoTech's outstanding management team, well capitalized operations, stellar reputation, approximately 1,500 students, and highly profitable and scalable model with exceptional growth opportunities, drove the valuation for this `pre-IPO' sized company to a level in excess of our traditional four to six times EBITDA. WyoTech's impressive operational strengths are broadly distributed across curriculum, a highly skilled faculty, student services and support, exceptional facilities and equipment, systems and processes, and a large, highly effective national direct sales force. We are confident that our investment in WyoTech will increase shareholder value and we expect the transaction to be accretive to earnings in fiscal 2003. We look forward to welcoming WyoTech's dedicated instructors, staff and valued students into the Corinthian family of colleges."

         The purchase price of approximately $85 million (subject to certain working capital and net equity adjustments) will be funded equally from available cash and debt. The company will provide additional terms of the transaction and forward-looking guidance upon its expected completion in July 2002.

         Corinthian Colleges, Inc. is one of the largest for-profit post-secondary education companies in the United States. The company currently operates 61 colleges in 20 states, including 17 in California and 12 in Florida. Upon the completion of the WyoTech acquisition, and the expected openings of two previously announced branch campuses, Corinthian will operate 65 schools in 21 states. Corinthian serves the large and growing segment of the population seeking to acquire career-oriented education to become more qualified and marketable in today's increasingly demanding workplace environment.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The company intends that all such statements be subject to the "safe-harbor" provisions of that Act. Such statements may include, but are not limited to, (i) the company's expectation that the acquisition of WyoTech will be completed on or after July 1, 2002, (ii) the expected openings of the Lynwood, Washington branch campus in the quarter ending June 30, 2002 and the Burr Ridge, Illinois campus in the quarter ending September 30, 2002, (iii) the company's expectation that WyoTech will provide an operating platform to create a technology division and expand the company's technology offering, and (iv) the expectation that the transaction will increase shareholder value and be accretive to earnings in fiscal 2003. There are many important factors that could cause the company's actual results to differ materially from those discussed in the forward-looking statements, including (i) the possible failure to occur of any of the conditions to closing set forth in the purchase agreement, (ii) the possible failure or refusal of appropriate regulatory authorities to approve the transaction, (iii) changes in student perceptions, (iv) increased competition, (v) integration risks associated with this acquisition, and (vi) the other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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